EXHIBIT 5.1

DAVIES WARD PHILLIPS & VINEBERG LLP

12th Floor	Tel 212 308 8866
625 Madison Avenue	Fax 212 308 0132
New York NY USA 10022	www.dwpv.com

File No. 061057-204034

October 28, 2004

AngioDynamics, Inc.
603 Queensbury Avenue
Queensbury, NY 12804

Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for AngioDynamics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 28, 2004 (the “Registration Statement”).

        The Registration Statement covers the registration of an aggregate of 700,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) that are issuable by the Company pursuant to its Spin-Off Adjustment Stock Option Plan for Certain Participants in the E-Z-EM, Inc. 1983 Stock Option Plan and its Spin-Off Adjustment Stock Option Plan for Certain Participants in the E-Z-EM, Inc. 1984 Directors and Consultants Stock Option Plan (collectively, the “Plans”).

        We have examined the Registration Statement and have also examined and relied as to factual matters upon originals or copies of such documents, records, certificates, and other instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and instruments submitted to us as originals, and the conformity with originals of all documents, records, and instruments submitted to us as copies.

        This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the Plans and paid for in full in accordance with the terms of the Plans, will be validly issued, fully paid, and non-assessable.

DAVIES WARD PHILLIPS & VINEBERG LLP

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours very truly, /s/ Davies Ward Phillips & Vineberg LLP

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